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Exhibit 99.1

VantageMed Announces Appointment of New Independent Director

        RANCHO CORDOVA, Calif.—October 8, 2002—VantageMed Corporation (OTCBB: VMDC.OB) announced today the appointment of Steve Simpson to the Company's Board of Directors. Mr. Simpson replaces John Stevens who is resigning as a member of the Company's Board of Directors. Mr. Stevens, 81, has served as a Director since 1997. Mr. Simpson will also join the Board's Audit Committee.

        Mr. Simpson has over 17 year's experience in the health care industry, including significant experience in areas of health care technology and electronic data interchange (EDI). Mr. Simpson's executive management experience includes serving as the Chief Operating Officer of Quintiles ENVOY Corporation and as the Transaction Services Division President and then Executive Vice President of Sales and Product Management for WebMD Corporation. Currently, Mr. Simpson is serving as the Chief Executive Officer of Total eMed Corporation.

        Richard M. Brooks, Chairman and Chief Executive Officer, said, "We are excited about the addition of Mr. Simpson to the Company's Board of Directors. His extensive industry experience, especially in the area of EDI, will be a valuable resource to the Company. We would also like to express our appreciation to Mr. Stevens for serving as a Director for the past five years and wish him the very best."

        VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

CONTACT:
VantageMed Corporation
Investor Relations
Gregory B. Hill
(916) 638-4744, ext. 213
 investor@vantagemed.com

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  Exhibit 99.1